Exhibit 99.1

Arête Industries, Inc. Announces Information Updating Current Activity

Tuesday, August 16, 2011

WESTMINSTER, Colorado, August 16, 2011 (Globe Newswire) Arête Industries, Inc. (OTC-QB: ARET) announces the status of its purchase of oil and gas properties, potential financing, and change of auditors.

On July 29, 2011 Arête signed an Amended and Restated Purchase and Sale Agreement which it agreed to pay $11,000,000 for the purchase of certain oil and gas operating properties in Colorado, Kansas, Wyoming, and Montana and as part of that agreement it provided for a $3,700,000 payment on August 15, 2011. The parties have agreed to extend the payment due date to August 31, 2011. Arête will be filing a 8-K/A related to this agreement and a copy of the amendment to the Purchase and Sale Agreement will be attached to that filing.

On August 9, 2011, the Arête Board of Directors dismissed Ronald R. Chadwick, P.C., as Arête’s independent registered public accountants and approved the engagement of Causey Demgen & Moore, Inc. to serve as the independent registered public accountants for the fiscal year ending December 31, 2011.  Causey Demgen & Moore, Inc. was engaged on August 9, 2011 and will begin with its “review” of the June 30, 2011 financial statements being prepared in conjunction with the filing of the Form 10-Q. Arête will be filing a form 12b – 25 with the SEC for an extension of time to file the Form 10-Q due on August 15, 2011. Arête has no accounting disagreements with Ronald R. Chadwick, P.C.

Donald W. Prosser, Chairman and CEO of Arête Industries, Inc., said, “We are working diligently and look forward to closing the Amended and Restated Purchase and Sale Agreement.  In anticipation of the closing of this transaction, we made the move to a larger auditing firm with an oil & gas background.”

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About the Company

The Company is the operator of a gas gathering system and has an agreement to purchase oil and gas properties in the Rocky Mountain Region of the United States.  For additional information on the Company visit our website at http://www.areteindustries.com/

Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, whether the Company will be able to arrange for adequate financing of $10,100,000 million to close its planned acquisition of oil and gas properties, the Company’s dependence on its management, the Company’s lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company’s goals and other risks inherent in the Company’s businesses that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings.  Readers are encouraged to review these risks in our SEC filings.

For Further Information Contact:

Arête Investor Relations
Gerald Kieft
The WSR Group
772-219-7525
IR@theWSRgroup.com
http://www.WallstreetResources.net/Arete.asp